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                         SANFORD C. BERNSTEIN FUND, INC.

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

         FIRST: The Charter, as supplemented by Articles Supplementary, of Sanford C. Bernstein Fund, Inc., a Maryland corporation, having its principal office c/o Prentice-Hall Corporation Maryland, 11 East Chase Street, Baltimore, Maryland 21202 (the "Corporation"), is hereby amended, effective May 3, 1999, by changing the name of the class of shares previously established and designated as the Bernstein International Value Portfolio to the Bernstein Tax-Managed International Value Portfolio.

         SECOND: The amendment to the Charter as set forth above was approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

         THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         The undersigned, President of Sanford C. Bernstein Fund, Inc., has signed these Articles of Amendment in the Corporation's name and on its behalf and acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, these Articles of Amendment have been executed on behalf of Sanford C. Bernstein Fund, Inc. this 20th day of April, 1999.


                                    SANFORD C. BERNSTEIN FUND, INC.


                                    By:
                                         ------------------------
                                         Roger Hertog, President

Attest:

                                    [Seal]

--------------------------
Jean Margo Reid, Secretary